NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 12, 2008 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(2)

The removal of Morgan Stanley BRoad InDex Guarded Equity-Linked Securities ("BRIDGES") based on the value of the S&P 500 Index, maturing August 30, 2008 is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on September 2, 2008.

The security was suspended by the Exchange on September 2, 2008.